UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 14, 2016

FireEye, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36067	20-1548921
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1440 McCarthy Blvd.
Milpitas, CA 95035
(Address of principal executive offices, including zip code)
(408) 321-6300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07    Submission of Matters to a Vote of Security Holders.
On June 14, 2016, FireEye, Inc. (the “Company”) held its 2016 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, there were represented, either in person or by proxy, 133,563,977 shares of the Company’s common stock, or approximately 80.32% of the total shares entitled to vote, constituting a quorum. The Company’s stockholders voted on five proposals, each of which is described in more detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 25, 2016. The voting results are set forth below.
Proposal 1: Election of Class III Directors

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Ronald E. F. Codd	74,398,283	1,378,002	57,787,692
Kevin R. Mandia	74,707,482	1,068,803	57,787,692
Enrique Salem	74,707,686	1,068,599	57,787,692
Ronald E. F. Codd, Kevin R. Mandia and Enrique Salem were duly elected as Class III directors of the Company.
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Votes For	Votes Against	Abstentions	Broker Non-Votes
131,990,986	1,126,795	446,196	–

The appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 was ratified.
Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation

Votes For	Votes Against	Abstentions	Broker Non-Votes
40,459,039	35,036,246	281,000	57,787,692

The advisory vote to approve the compensation paid to the Company’s named executive officers for the fiscal year ended December 31, 2015 was approved.
Proposal 4: Advisory Vote on the Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation

1 Year	2 Years	3 Years	Abstentions	Broker Non-Votes
71,148,871	252,236	4,065,681	309,497	57,787,692

The frequency of future advisory votes to approve named executive officer compensation that received the highest number of votes was 1 Year. In accordance with the recommendation of the Company’s Board of Directors and the voting results of the Company’s stockholders, the Company will hold an advisory vote to approve named executive officer compensation every year until the next stockholder advisory vote on the frequency of holding future advisory votes on named executive officer compensation.

Proposal 5: Stockholder Proposal Requesting Majority Voting in Uncontested Elections of Directors

Votes For	Votes Against	Abstentions	Broker Non-Votes
45,390,027	12,345,524	18,040,734	57,787,692

The stockholder proposal requesting majority voting in uncontested elections of directors was approved.

Item 5.02    Compensatory Arrangements of Certain Officers.
The Company and David DeWalt entered into a new employment offer letter dated June 15, 2016 (the “New Offer Letter”) which relates to his service as the Company’s Executive Chairman of the Board effective June 15, 2016 and supersedes his former employment offer letter dated November 19, 2012, as amended.
Pursuant to the terms of the New Offer Letter, Mr. DeWalt’s annual base salary remains unchanged at $350,000 and his target opportunity to earn an annual cash incentive bonus under the Company’s Employee Incentive Plan remains unchanged at $350,000. The New Offer Letter has no specific term and provides that Mr. DeWalt is an at-will employee. In addition, Mr. DeWalt remains eligible for severance benefits under the Company’s Change of Control Severance Policy for Officers.
The New Offer Letter provides that, notwithstanding anything to the contrary contained in any of Mr. DeWalt’s stock option agreements or related documentation with the Company, all of his unvested Company stock options and unvested shares of Company common stock issued upon the exercise of his Company stock options, in each case as of immediately prior to Mr. DeWalt becoming the Company’s Executive Chairman of the Board (the “Transition”), will continue to vest on the applicable vesting dates set forth in such agreements provided Mr. DeWalt serves as the Company’s Executive Chairman of the Board and does not serve as an employee of any company other than the Company (such conditions being referred to as “Qualifying Service”). The New Offer Letter also provides that, notwithstanding anything to the contrary contained in any of Mr. DeWalt’s restricted stock unit agreements or related documentation with the Company, (i) with respect to Mr. DeWalt’s award of time-based Company restricted stock units granted to him on February 10, 2015, 16/22 of the restricted stock units that remain eligible to vest thereunder as of the Transition (rounded to the nearest whole share) will continue to vest on December 31, 2016 provided he remains in continuous Qualifying Service through such date, and the remaining portion of such award will be forfeited, cancelled and terminated effective as of the Transition, (ii) with respect to Mr. DeWalt’s award of restricted stock units with performance-based vesting granted to him on February 10, 2015, 16/22 of the restricted stock units that remain eligible to vest thereunder as of the Transition (rounded to the nearest whole share) will continue to vest on December 31, 2016 provided he remains in continuous Qualifying Service through such date, and the remaining portion of such award shall be forfeited, cancelled and terminated effective as of the Transition, (iii) with respect to Mr. DeWalt’s award of time-based Company restricted stock units granted to him on February 9, 2016, all of the restricted stock units that remain eligible to vest thereunder as of the Transition will be forfeited, cancelled and terminated effective as of the Transition, and (iv) with respect to Mr. DeWalt’s award of restricted stock units with performance-based vesting granted to him on February 9, 2016, all of the restricted stock units that remain eligible to vest thereunder as of the Transition will be forfeited, cancelled and terminated effective as of the Transition.
A copy of the New Offer Letter is filed herewith as Exhibit 10.1. The foregoing description of the New Offer Letter is a summary only and is qualified in its entirety by the full text of the New Offer Letter, which is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Offer Letter between the Registrant and David DeWalt, dated June 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIREEYE, INC.

Date: June 20, 2016	By:	/s/ Alexa King
Alexa King Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter between the Registrant and David DeWalt, dated June 15, 2016